SUB-ADVISORY AGREEMENT
SCHEDULE A

SERIES OF NEUBERGER BERMAN INCOME FUNDS

Neuberger Berman High Income Bond Fund
Neuberger Berman Short Duration Bond Fund
Neuberger Berman Municipal Intermediate Bond Fund
Neuberger Berman Municipal Money Fund
Neuberger Berman Strategic Income Fund

Date: August 14, 2009